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Exhibit 10.32

SCIELE PHARMA, INC.

DIRECTORS' COMPENSATION FOR 2007 SUMMARY SHEET

Annual Board Retainer	2007 2008	$ $	30,000 30,000
Annual Board Chairmanship Retainer	2007 2008	$ $	10,000 15,000
Nomination/Corporate Governance Committee Chairmanship Retainer	2007 2008	$ $	15,000 5,000
Audit Committee Chairmanship Retainer	2007 2008	$ $	15,000 10,000
Compensation Committee Chairmanship Retainer	2007 2008	$ $	15,000 7,500
Mergers & Acquisition Committee Chairmanship Retainer	2007 2008	$ $	15,000 5,000
Board and Committee Meeting Fee (In Person Meeting)	2007 2008	$ $	2,000 2,000
Audit Committee Accounting Expert Retainer	2007 2008	$ $	10,000 10,000

In 2007, in addition to the base compensation, each director who was not a employee was granted 10,000 restricted shares.

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  Exhibit 10.32
SCIELE PHARMA, INC. DIRECTORS' COMPENSATION FOR 2007 SUMMARY SHEET